EXHIBIT 99.1

Jones Soda Reports Fourth Quarter and Full Year 2019 Results

SEATTLE, March 24, 2020 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda industry, known for its unique branding and authentic connection to its consumers, announced results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Financial Summary vs. Year-Ago Quarter

  Revenue was $2.2 million compared to $2.3 million.
  Gross profit as a percentage of sales was 17.2% compared to 17.9%.
  Net loss was $930,000, or $(0.02) per share, compared to a net loss of $822,000, or $(0.02) per share.
  Adjusted EBITDA1 was $(828,000) compared to $(674,000).

Full Year 2019 Financial Summary vs. Year Ago

  Revenue was $11.5 million compared to $12.6 million.
  Gross profit as a percentage of sales was 20.7% compared to 21.8%.
  Net loss was $2.8 million, or $(0.05) per share, compared to a net loss of $2.1 million, or $(0.05) per share.
  Adjusted EBITDA1 was $(2.2) million compared to $(1.6) million.

Management Commentary

“While 2019 had its unique challenges and setbacks, it also proved to be a transformative year for Jones Soda,” said CEO Jennifer Cue. “We had an important infusion of capital and resources through the HeavenlyRx strategic financing, along with continued progress in building out our sales and marketing teams. We have also made some exciting steps forward in 2020, becoming the official craft soda of the Vans Park Series as we push to further expand our presence within the skateboarding community. In addition, we are rolling out our popular watermelon flavor to distribution and retail partners across North America following the positive customer reaction to the exclusive launch last summer in Canada.

“As we move further into 2020, the current market environment is ever-changing and fluid given the COVID-19 situation, but we believe we have much to be optimistic about. We have made progress on executing our revamped marketing plan, which includes expanding Jones’ distribution presence within our current footprint and growing brand awareness through unique partnerships and campaigns. We also completed the initial development and testing of our first CBD-infused product and we look forward to introducing this beverage to the market once we receive guidance from the FDA. Overall, I am confident in our ability to reinvigorate sales growth and expand margins across our unique portfolio in 2020 and beyond.”

Fourth Quarter 2019 Financial Results

Revenue in the fourth quarter of 2019 was $2.2 million compared to $2.3 million for the same quarter a year ago. This was primarily the result of a 51% decrease in 7-Select revenue due to 7-Eleven store counts continuing to decline, partially offset by a 3% increase in revenues from Jones’ core bottled soda products as demand for craft soda in North America continues to grow.

Gross profit as a percentage of sales was 17.2% for the fourth quarter of 2019 compared to 17.9% in the same quarter a year ago. The decrease was primarily driven by certain one-time co-packing costs that occurred in Q4 2019.

Net loss for the fourth quarter of 2019 was $930,000, or $(0.02) per share, compared to a net loss of $822,000, or $(0.02) per share, in the same quarter a year ago.

Adjusted EBITDA1 in the fourth quarter of 2019 was $(828,000) compared to $(674,000) in the same quarter a year ago.

At December 31, 2019, cash and cash equivalents totaled $6.0 million compared to $1.0 million at December 31, 2018. The significant increase was a result of the strategic financing agreement the Company entered into with HeavenlyRx, which closed on July 11, 2019. The Company allowed its line of credit to expire in accordance with its terms at the end of the fourth quarter of 2019 to eliminate minimum interest payment requirements. The Company is actively evaluating a new line of credit at more favorable terms.

Full Year 2019 Financial Results

Revenue in 2019 was $11.5 million compared to $12.6 million in 2018. This decrease was primarily attributable to the declining 7-Eleven store counts and several limited time offerings of the Company’s fountain products in 2018 that did not repeat in 2019.

Gross profit as a percentage of sales was 20.7% in 2019 compared to 21.8% in 2018. The decrease was driven by increased raw material costs for natural ingredients as the company transitioned the majority of its portfolio to natural colors and flavors throughout the year, along with increased slotting fees and trade promotion costs.

Net loss was $2.8 million, or $(0.05) per share, in 2019 compared to a net loss of $2.1 million, or $(0.05) per share, in 2018.

Adjusted EBITDA1 in 2019 was $(2.2) million compared to $(1.6) million in 2018.
_________________
1 Adjusted EBITDA is defined as net loss from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2019.

Date: Tuesday, March 24, 2020
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-800-458-4121
International dial-in number: 1-323-794-2093
Conference ID: 9660225

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 31, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 9660225

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to effectively utilize the proceeds from its 2019 strategic financing from HeavenlyRx; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages;  its ability to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; the Company’s ability to maintain its relationship with 7-Eleven; imposition of new taxes, including potential taxes on sugar-sweetened beverages; its ability to maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors; the potential impact on the Company’s business and operations of the recent COVID-19 outbreak; the Company’s ability to develop CBD-infused beverages; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 22, 2019 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com
finance@jonessoda.com

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Revenue	$2,163	$2,340	$11,508	$12,558
Cost of goods sold	1,792	1,920	9,125	9,822
Gross profit	371	420	2,383	2,736
Gross profit %	17.2%	17.9%	20.7%	21.8%

Operating expenses:
Selling and marketing	655	633	2,447	2,492
General and administrative	589	521	2,288	2,071
Total operating expenses	1,244	1,154	4,735	4,563
Loss from operations	(873)	(734)	(2,352)	(1,827)
Interest income	28	-	50	-
Interest expense	(67)	(86)	(442)	(271)
Other income (expense), net	(6)	1	(5)	43
Loss before income taxes	(918)	(819)	(2,749)	(2,055)
Income tax expense, net	(12)	(3)	(29)	(24)
Net loss	$(930)	$(822)	$(2,778)	$(2,079)

Net loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.05)	$(0.05)
Weighted average basic and diluted common shares outstanding	61,369,855	41,464,373	51,109,086	41,464,373

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share data)

	December 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,969	$991
Accounts receivable, net of allowance of $44 and $40	1,573	1,362
Inventory	1,788	1,349
Prepaid expenses and other current assets	310	245
Total current assets	9,640	3,947
Fixed assets, net of accumulated depreciation of $484 and $489	162	88
Other assets	33	33
Right of use lease asset	17	-
Total assets	$9,852	$4,068
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$554	$1,058
Line of credit	-	428
Accrued expenses	663	614
Lease liability	18	-
Taxes payable	10	-
Total current liabilities	1,245	2,100
Convertible subordinated notes payable, net	1,333	2,528
Accrued interest expense	147	135
Deferred rent	-	8
Total liabilities	2,725	4,771
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 61,566,076 shares and 41,464,373 shares, respectively	73,773	63,211
Accumulated other comprehensive income	342	296
Accumulated deficit	(66,988)	(64,210)
Total shareholders’ equity (deficit)	7,127	(703)
Total liabilities and shareholders’ equity	$9,852	$4,068

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
GAAP net loss	$(930)	$(822)	$(2,778)	$(2,079)
Stock-based compensation	38	50	141	178
Interest income	(28)	-	(50)	-
Interest expense	67	86	442	271
Income tax expense, net	12	3	29	24
Depreciation and amortization	13	9	46	28
Non-GAAP Adjusted EBITDA	$(828)	$(674)	$(2,170)	$(1,578)